Exhibit 3.102

AMENDED AND RESTATED OPERATING AGREEMENT

OF

FAMILY DOLLAR STORES OF TEXAS, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Company Agreement”), effective as of April 19, 2016, is entered into by and between FAMILY DOLLAR STORES OF TEXAS, LLC, a Virginia limited liability company (the “Company”), and the Members a party hereto on the following terms and conditions:

The Company was formed as a Texas limited liability company on June 29, 2007 and the Members and the Company entered into that certain Limited Liability Company Agreement of the Company dated June 29, 2007 (the “Existing Operating Agreement”).

The Company was redomesticated as a Virginia limited liability company on February 23, 2016 pursuant to the filing of those certain Articles of Domestication of Family Dollar Stores of Texas, LLC with the Virginia State Corporation Commission.

The Company and the Member desire to amend and restate the Existing Operating Agreement as set forth in this Company Agreement.

ARTICLE I.                          FORMATION OF COMPANY

1.1                               Formation.                                    The Company was formed as a Texas limited liability company on June 29, 2007 and was redomesticated as a Virginia limited liability company on February 23, 2016 pursuant to the filing of those certain Articles of Domestication of Family Dollar Stores of Texas, LLC with the Virginia State Corporation Commission.

1.2                               Name. The name of the Company is Family Dollar Stores of Texas, LLC. The Managing Member may change the name of the Company from time to time. The Managing Member may also adopt one or more assumed names for use by the Company.

1.3                               Places of Business and Registered Office. The principal office of the Company is at 500 Volvo Parkway, Chesapeake, Virginia 23320. The registered agent of the Company and the registered office of the Company shall be as set forth in the Articles, or such other agent or place as may hereafter be designated by the Managing Member from time to time as provided by law. The Managing Member may change the principal or registered office or registered agent of the Company from time to time. The Managing Member may establish, maintain and abandon one or more additional places of business for the Company.

1.4                               Purpose. The purpose for which this Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Act.

1.5                               Title to Company Property. Property may be acquired in the name of the Company or in the name of an agent or nominee on terms and conditions that the Managing Member deems appropriate.

1.6                               Term. Subject to earlier termination under Article V, the term of the Company will be perpetual.

ARTICLE II.                     CAPITALIZATION AND RELATED MATTERS

2.1                               Original Capital. The original capital of the Company will consist of the cash contributions to be made by the Members in the respective amount set forth opposite their signatures on the signature page of this Company Agreement. The Members agree to make the contribution required under this Section 2.1. The initial Percentage Interest of the Members is set forth opposite their signatures on the signature page of this Company Agreement.

2.2                               Additional Capital. The Members will not have any obligation to advance any additional funds or other property to the Company (either as a loan or capital contribution).

2.3                               Maintenance of Capital Accounts; Withdrawals; Interest. The Managing Member shall cause the Company to maintain Capital Accounts in accordance with Treasury Regulations § 1.704-1(b) for each of the Members. No Member has the right to withdraw any part of its Capital Contributions or with respect to its Capital Account. Each Member shall look solely to the assets of the Company for the return of its Capital Contributions and no Member shall have the right to demand or receive property other than cash from the Company. There shall be no priority among the Members as to the return of Capital Contributions, distributions or allocations, except as provided in this Company Agreement.

2.4                               Interest on and Return of Capital. The Members will not be entitled to any interest on their capital contributions to the capital of the Company. Except as expressly provided in this Company Agreement, the Members will not have the right to demand or receive the return of all or any part of their capital or to receive property other than cash from the Company.

2.5                               Capital Deficit. Except as otherwise required under the Act, the Members will not be required to restore any deficit that may exist in the Company’s capital structure.

ARTICLE III. DISTRIBUTIONS AND ALLOCATIONS TO THE MEMBERS

3.1                               Distribution of Cash Flow. Subject to Section 5.2, after establishing cash reserves determined by the Managing Member to be necessary to satisfy contingencies reasonably anticipated for, or associated with, the Company’s business, any remaining available cash or other property of the Company shall be distributed to the Members at such times as the Managing Member shall determine to be appropriate.

3.2                               Code Section 704(c) Tax Allocations. In accordance with Code §704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Agreed Value of such property.

The Managing Member shall make all elections or other decisions relating to allocations under Code §704(c) and the related Treasury Regulations. Allocations pursuant to this Section occur solely for federal, state, and local tax purposes and shall not affect any Member’s Capital Account or share of profits, losses, or other items or distributions pursuant to any provision of this Company Agreement.

3.3                               Profit and Losses. Except as provided in the Regulatory Allocations attached hereto as Exhibit B, profits and losses shall be allocated to the Members as follows: Losses shall be allocated to the Members in proportion to their Percentage Interest held by each Member until each Member has an Adjusted Capital Account balance of zero. Profits shall be allocated to the Members in proportion to their Percentage Interest held by each Member.

3.4                               Tax Consequences; Consistent Reporting. The Members understand the income tax consequences of the allocations made by this Article III and by the Regulatory Allocations attached hereto as Exhibit B and agree to report for income tax purposes their share of income and loss in accordance with those allocations as reflected on the tax returns of the Company.

ARTICLE IV. MANAGEMENT OF THE COMPANY

4.1                               Management. The business and affairs of the Company will be managed by the Managing Member. All determinations relating to the business and affairs of the Company may be made by the Managing Member singly and without the necessity of joinder of any other Person. The Members will not be liable or accountable, in damages or otherwise, to the Company for anything they may do or refrain from doing hereunder.

4.2                               Authority as to Third Persons. The signed statement of either Member reciting their authority for any action, as to any third Person, will be conclusive evidence of the authority of that Member to take that action.

4.3                               Compensation and Expenses of the Managing Member and Members. The Members will not receive any compensation from the Company for managing the business and affairs of the Company, but all expenses incurred by the Managing Member and Members in connection with their management of the Company will be paid or promptly reimbursed by the Company.

4.4                               Company Liabilities. All liabilities of the Company, including without limitation indemnity obligations under Section 4.5, will be liabilities of the Company as an entity, and will be paid or satisfied from Company assets. No liability of the Company will be payable in whole or in part by the Members or the Managing Member in their managerial capacity hereunder, or by any agent or advisor of the Member or the Managing Member or any of their respective Affiliates.

4.5                               Indemnity; Limitation of Liability

(a)                                 The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, manager, officer, employee, agent or Member of the Company, or is or was serving at the request of the Company as a director, governor, manager, officer, partner, trustee, employee, agent or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors and administrators), against all expense, liability and loss

(including counsel fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter  amended.  Such indemnification may include advances of his or her expenses in advance of final disposition of such action, suit or proceedings, subject to the provision of any applicable statute.

(b)                                 The indemnification and advancement of expenses provisions of Section 4.5 shall not be exclusive of any other right which any person (and his or her heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the Articles, provision of this Company Agreement, resolution adopted by the Manager, agreement, or insurance, purchased by the Company or otherwise, both as to action in his or her official capacity and as to action in another capacity.  The Company is hereby authorized to provide for indemnification and advancement of expenses as provided herein and to the fullest extent permitted by the Act.

(c)                                  The Company may maintain insurance, at its expense, to protect itself and any individual who is or was a director, manager, Member, officer, employee or agent of the Company, or who, while a director, manager, Member, officer, employee or agent of the Company, is or was serving at the request of the Company’s Manager as a director, governor, manager, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Company Agreement or the Act.

(d)                                 Any director, manager, Member, officer, employee or agent of the Company shall not be liable, accountable or responsible in damages or otherwise to the Company or any Member for any action taken or failure to act within the scope of the authority conferred on the director, manager, Member, officer, employee or agent of the Company by this Company Agreement or by law unless such action or omission was performed in bad faith, or constituted gross negligence, fraud, or a breach of his or her fiduciary duty.

(e)                                  The provisions of this Section 4.5 shall survive any termination or expiration of this Company Agreement.

ARTICLE V. LIQUIDATION AND DISSOLUTION OF THE COMPANY

5.1                               Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(i)                                     All or substantially all of the assets of the Company are sold or distributed to the Members.

(ii)                                  A document is signed by the Members which states their election to dissolve the Company.

5.2                               Method of Liquidation. Upon the happening of any of the events specified in Section 5.1, the Managing Member will commence, as promptly as practicable, to wind up the Company’s affairs unless the Managing Member determines that an immediate liquidation of

Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Managing Member to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Managing Member determines to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Members to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(i)                                          to payment of the debts and satisfaction of the other obligations of the Company;

(ii)                                       to the establishment of any reserves deemed appropriate by the Managing Member for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Managing Member deems appropriate, will be distributed in the manner provided in Section 5.2(iii); and

(iii)                                    to the Members in accordance with their credit (i.e., positive) Capital Account balances.

If the Company makes distributions in kind of Company property which secures indebtedness, the Members receiving the distribution of property subject to the indebtedness will be liable for the indebtedness. Indebtedness secured by property distributed to the Members in kind need not be discharged out of the proceeds of liquidation of the Company.

5.3                               Date of Termination. The Company will terminate when all of the cash and property available for application under Section 5.2 have been applied in accordance with Section 5.2. The establishment of any reserves in accordance with the provisions of Section 5.2(ii) will not extend the term of the Company, but any reserve will be distributed in the manner provided in Section 5.2 upon expiration of the period established for the reserve.

ARTICLE VI. MISCELLANEOUS

6.1                               Fiscal Year. The fiscal year of the Company shall mean the period beginning September 1 and ending on the next August 31, and, with respect to the last year of the Company, the portion of the calendar year ending with the date of the final liquidating distributions, unless another fiscal year-end is selected by the Managing Member.

6.2                               Records. The records of the Company will be maintained at the principal place of business of the Company or at any other location selected by the Managing Member.

6.3                               Method of Accounting. The Company records will be maintained, and its profits and losses will be accounted for, in accordance with the method of accounting adopted by the Managing Member.

6.4                               Amendments; Waivers. No amendment of this Company Agreement will be valid or binding unless in writing and signed by the Members.

6.5                               Binding Effect. Except as provided in Section 6.10, this Company Agreement will inure to the benefit of and will be binding upon the Members, their successors and assigns.

6.6                               Construction. The titles of the Articles and Sections in this Company Agreement have been inserted as a matter of convenience of reference only and do not affect the meaning or construction of any of the provisions in this Company Agreement.

6.7                               Governing Law, Jurisdiction. THIS COMPANY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

6.8                               Legal Construction. In case any one or more of the provisions contained in this Company Agreement for any reason is held to be invalid or unenforceable, the invalidity or unenforceability will not affect any other provision of this Company Agreement, which will be construed as if the invalid or unenforceable provision had not been contained in this Company Agreement and, in lieu of each invalid or unenforceable provision, there will be added automatically as a part of this Company Agreement a provision as similar in terms to the invalid or unenforceable provision as may be possible and be valid and enforceable.

6.9                               Gender. Etc. Words used in this Company Agreement in any gender will be deemed to include the masculine, feminine or neuter gender; singular words will include the plural and plural words will include the singular and the word “or” will be disjunctive but not necessarily exclusive, unless the context otherwise requires.

6.10                        Creditors Not Benefited. Nothing in this Company Agreement is intended to benefit any creditor of (i) the Company or (ii) the Members. No creditor of the Company or the Members will be entitled to require the Managing Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against the Members or any other Person, whether arising under this Company Agreement or otherwise.

6.11                        Officers of the Company. The Managing Member may elect one or more individuals to serve as officers (“Officers”) of the Company. Any Officer so elected shall have the powers and duties and shall serve upon the conditions and for such terms as may be determined by the Managing Member. The Managing Member may, at any time, remove any Officer of the Company from his position as such. Nothing contained in this Section 6.11 shall be construed as creating or otherwise providing any Officer with any contractual or other rights or otherwise imposing any duty on the Company with regard to any of its Officers whose relationship with the Company shall at all times be terminable at will.

6.12                        Tax Matters Member. The Managing Member shall serve as the “tax matters member” under the Code and in any similar capacity under state or local law. In addition, the Tax Matters Member shall have the power and authority (i) to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company’s federal, state, or local tax returns; and (ii) to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Members in their capacity as Members, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company or the Members; provided, however, that the Tax Matters Member shall keep the other Members reasonably informed as to the status of any tax investigations, audits, lawsuits or other judicial or administrative tax proceedings and shall promptly copy all other Members on any correspondence to or from the Internal Revenue Service or state, local or foreign taxing authority relating to such proceedings.

6.13                        Exhibits Incorporated by Reference. Each of the Exhibits referenced in this Company Agreement are hereby incorporated into this Company Agreement by this reference.

IN WITNESS WHEREOF, the Members have executed this Company Agreement of Family Dollar Stores of Texas, LLC to be effective on the date first above written.

	Contribution	Percentage
Member	Amount	Interest

Family Dollar Holdings, Inc.	$1.00	1.00%
Managing Member

Family Dollar Stores of Ohio, Inc.	$99.00	99.00%
Member

MEMBERS:

FAMILY DOLLAR HOLDINGS, INC., a North Carolina corporation

By:	/s/ Gary Philbin
Gary Philbin, President and Chief Operating Officer

FAMILY DOLLAR STORES OF OHIO, INC., a Virginia corporation

By:	/s/ Kevin Wampler
Kevin Wampler, Executive Vice President — Chief Financial Officer

EXHIBIT A

Defined Terms. As used in this Company Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

“Act” means the Virginia Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant fiscal year increased by any amounts which such Member is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations § 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of partner recourse debt minimum gain) and decreased by the items described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, as to any Person: (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a shareholder, member, director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, “control” of any Person shall mean the power, direct or indirect: (i) to vote or direct the voting of fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreed Value” shall mean with respect to any noncash asset of the Company an amount determined and adjusted in accordance with the following provisions:

(a)                                 The initial Agreed Value of any noncash asset contributed to the capital of the Company by any Member shall be its gross fair market value, as agreed to by the contributing Member and the Company.

(b)                                 The initial Agreed Value of any noncash asset acquired by the Company other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

(c)                                  The initial Agreed Value of all the Company’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations § 1.704- 1(b)(2)(iv)(f) and (g).

(d)                                 The Agreed Value, as reduced by depreciation or amortization, of all noncash assets of the Company, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Managing Member, as of the following times:

(i)                                     the acquisition of an Interest or an additional Interest in the Company by any new or existing Member is exchange for more than a de minimis Capital Contribution;

(ii)                                  the distribution by the Company of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the Company; and

(iii)                               the termination of the Company for federal income tax purposes pursuant to Code § 708(b)(1)(B).

“Capital Account” shall mean with respect to each Member an account maintained and adjusted in accordance with the following provisions:

(a)                            Each Member’s Capital Account shall be increased by such Member’s Capital Contributions, such Member’s distributive share of profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any Company liabilities that are assumed by such Member or that are secured by Company property distributed to such Member.

(b)                            Each Member’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any Company property distributed to such Member pursuant to any provision of this Company Agreement (other than repayments of loans to the Company), such Member’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

In the event the Agreed Value of the Company assets are adjusted pursuant to the definition of Agreed Value contained in this Company Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the Company recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Company Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

“Capital Contribution” shall mean with respect to any Member, the amount of money and the initial Agreed Value of any property (other than money) contributed to the Company with respect to the Interest of such Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder. References to sections of the Code include successor provisions to those sections.

“Company” means the limited liability company formed under this Company Agreement.

“Company Agreement” means this Amended and Restated Operating Agreement of Family Dollar Stores of Texas, LLC.

“Indemnified Persons” has the meaning assigned to it in Section 4.5.

“Interest” shall mean all of the rights of each Member with respect to the Company created under this Company Agreement or under the Act. With respect to any provision of this Company Agreement that requires the vote, approval, consent or similar action by a specified group of the Members, reference to a majority or a specified percentage in Interest of the specified group of the Members means Members holding a majority (or specified percentage) of the Percentage Interest outstanding. For instance, a provision requiring the approval of a majority in Interest of the Members shall require the vote of Members holding a majority of the outstanding Percentage Interest held by the Members.

“Managing Member” means Family Dollar Holdings, Inc.

“Members” means Family Dollar Holdings, Inc. and Family Dollar Stores of Ohio, Inc.

“Percentage Interest” means the interest of the Member stated on the signature page of this Company Agreement, expressed as a percentage of the whole.

“Person” means an individual or an entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, as to any Person, an entity the equity securities of which having ordinary voting power (other than equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or similar management body of such entity, are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

EXHIBIT B

REGULATORY ALLOCATIONS

This exhibit contains special rules for the allocation of items of Company income, gain, loss and deduction that override the basic allocations of profits and losses as set forth in the Company Agreement to the extent necessary to cause the overall allocations of items of Company income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations §§ 1.704-1(b). Subsection (a) below contains special technical definitions.

(a)                                 Definitions Applicable to Regulatory Allocations. For purposes of the Company Agreement, the following terms shall have the meaning indicated:

(i)                                     “Partnership Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations § 1.704-2(d), and is generally the aggregate gain the Company would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability, with such other modifications as provided in Treasury Regulations § 1.704-2(d).

(ii)                                       “Partner Nonrecourse Deductions” shall mean losses, deductions or Code §705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations § 1.704-2(i)(2).

(iii)                                    “Partner Nonrecourse Debt” means any Company liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bear the economic risk of loss within the meaning of Treasury Regulations § 1.752-2 as a guarantor, lender or otherwise.

(iv)                                   “Partner Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Partner Nonrecourse Debt as determined pursuant to Treasury Regulations § 1.704-2(i)(3).

(v)                                      “Nonrecourse Deduction” shall mean losses, deductions, or Code §705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations §1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Treasury Regulations § 1.704-2(c).

(vi)                                   “Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations § 1.752-2.

(vii)                                “Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.

(b)                                 Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members the same manner as Losses generally are allocated pursuant to Section 3.3 of this Company Agreement.

(c)                                  Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations § 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(d)                                 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Fiscal Year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g)(2) and the definition of Company Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(e)                                  Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in the Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)                                   Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704- 1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(g)                                  Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of Company gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.

(h)                                 Rules of Applying the Regulatory Allocations. The Regulatory Allocations shall be interpreted and applied in light of the purpose set forth in the first sentence of the Regulatory Allocations. However, to the greatest extent possible consistent with that purpose, the Managing Member shall take the Regulatory Allocations into account in allocating other items of income, gain, loss or deduction among the Members such that the net amounts allocated to each Member would be the same as his distributive share of Profits and Losses would have been had the Regulatory Allocations not been made. The Managing Member shall apply the Regulatory Allocations in whatever order the Managing Member reasonably determines will minimize the economic distortion that might otherwise result from the application of the Regulatory Allocations.

(i)                                     Waiver of Minimum Gain Chargeback Provisions. If the Managing Member determines that (i) either of the two minimum gain chargeback provisions contained in this Exhibit would cause a distortion in the economic arrangement among the Members, (ii) it is not expected that the Company will have sufficient other items of income and gain to correct that distortion, and (iii) the Members have made Capital Contributions or received net income allocations that have restored any previous Nonrecourse Deductions or Member Nonrecourse Deductions, the Managing Member shall have the authority, but not the obligation, to request the Internal Revenue Service to waive the minimum gain chargeback or member nonrecourse debt minimum gain chargeback requirements pursuant to Treasury Regulations §§ 1.704-2(f)(4) and 1.704-2(i)(4).

(j)                                    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code §743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.